Exhibit 10 (H)

VF CORPORATION

AWARD CERTIFICATE

Restricted Stock Units

Number of RSUs Awarded:

To:                     (“Participant”)

I am pleased to advise you that you have been awarded the number of Restricted Stock Units (“RSUs”) set forth above under VF Corporation’s 1996 Stock Compensation Plan, as amended (the “1996 Plan”), subject to the terms and conditions set forth in the 1996 Plan and the attached Appendix.

VF CORPORATION

By:
Eric C. Wiseman
Chairman and Chief Executive Officer

Dated:                  ,         (“Grant Date”)

VF CORPORATION

APPENDIX TO

AWARD CERTIFICATE

Terms and Conditions Relating to

Restricted Stock Units

1.	Grant of RSUs.

(a) Grant of RSUs Under 1996 Plan. Participant has been granted the Restricted Stock Units (“RSUs”) specified in the Award Certificate under VF Corporation’s (the “Company’s”) 1996 Plan, copies of which have been provided to Participant. All of the terms, conditions, and other provisions of the 1996 Plan are hereby incorporated by reference into this document. Capitalized terms used in this document but not defined herein shall have the same meanings as in the 1996 Plan. If there is any conflict between the provisions of this document and the mandatory provisions of the 1996 Plan, the provisions of the 1996 Plan shall govern. By accepting the grant of the RSUs, Participant agrees to be bound by all of the terms and provisions of the 1996 Plan (as presently in effect or later amended), the rules and regulations under the 1996 Plan adopted from time to time, and the decisions and determinations of the Committee made from time to time.

(b) Certain Restrictions. Until RSUs have become vested in accordance with Section 2(e), RSUs shall be subject to a risk of forfeiture as provided in the 1996 Plan and this document. Until such time as each RSU has become settled by delivery of a share in accordance with Section 4, such RSU will be nontransferable, as provided in the 1996 Plan and Section 2(d). Participant is subject to the VF Code of Business Conduct and related policies on insider trading restricting Participant’s ability to sell shares of the Company’s Common Stock received in settlement of RSUs, which may include “blackout” periods during which Participant may not engage in such sales.

2.	General Terms of RSUs.

(a) Nature of RSUs. Each RSU represents a conditional right of Participant to receive, and a conditional obligation of the Company to deliver, one share of the Company’s Common Stock at the times specified hereunder and subject to the terms and conditions of the 1996 Plan and this document. Each RSU constitutes an award under Article VIII of the 1996 Plan (including Section 8.6 thereof), representing a bookkeeping unit which is an arbitrary accounting measure created and used solely for purposes of the 1996 Plan and this Agreement. RSUs do not represent ownership rights in the Company, shares of Common Stock, or any asset of the Company.

(b) Account. An account will be maintained for Participant for purposes of this Award, to which the total number of RSUs granted and any RSUs resulting under Section 2(c) shall be credited. An individual statement relating to Participant’s Account will be issued not less frequently than annually. Such statement shall report the amount of RSUs credited to Participant’s Account (i.e., not yet settled), transactions in the Account during the period covered by the statement, and other information deemed relevant by the Company. Such statement may be combined with or include information regarding other plans and compensatory arrangements affecting Participant. A Participant’s statements may evidence the Company’s obligations in respect of RSUs without the need for the Company to enter into a separate agreement relating to such obligations; provided, however, that any statement containing an error shall not represent a binding obligation to the extent of such error.

(c) Dividend Equivalents and Adjustments. Dividend equivalents shall be paid or credited on RSUs as follows; provided, however, that the Committee may vary the manner and terms of crediting dividend equivalents, for administrative convenience or any other reason, provided that the Committee determines that any alternative manner and terms result in equitable treatment of Participant:

(i)	Regular Cash Dividends. At the time of settlement of RSUs under Section 3(a), the Company shall determine the aggregate amount of regular cash dividends that would have been payable to Participant, based on record dates for dividends since the Grant Date, if the vested RSUs then to be settled had been outstanding shares of Common Stock at such record dates (without compounding of dividends but adjusted to account for splits and other extraordinary corporate transactions). Such aggregate cash amount will be converted to a number of shares by dividing the amount by the Fair Market Value of a share of Common Stock at the settlement date.

(ii)	Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then the number of RSUs credited to Participant’s Account as of the payment date for such dividend or distribution or forward split shall be automatically adjusted by multiplying the number of RSUs credited to the Account as of the record date for such dividend or distribution or split by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(iii)	Adjustments. If the Company declares and pays a dividend or distribution on Common Stock that is not a regular cash dividend and not in the form of additional shares of Common Stock, or if there occurs any other event referred to in Article XI of the 1996 Plan, the Committee shall adjust the number of RSUs credited to Participant’s Account in a manner that will prevent dilution or enlargement of Participants’ rights with respect to RSUs, in an equitable manner determined by the Committee.

(iv)	Risk of Forfeiture and Settlement of RSUs Resulting from Dividend Equivalents and Adjustments. RSUs which directly or indirectly result from dividend equivalents on or adjustments to an RSU shall be subject to the same risk of forfeiture as applies to the granted RSU and will be settled at the same time as the granted RSU.

(d) Non-Transferability. Unless otherwise determined by the Committee, neither Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate, or encumber (except by reason of death) any RSU, Account or Account balance, or other right hereunder, nor shall any such RSU, Account or Account balance, or other right be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Participant or any beneficiary, or to the debts, contracts, liabilities, engagements, or torts of Participant or any beneficiary or transfer by operation of law in the event of bankruptcy or insolvency of Participant or any beneficiary, or any legal process.

(e) Vesting and Forfeiture. The “Stated Vesting Date” of the RSUs will be                  ,         , if both of the following conditions are met, except as otherwise provided herein: (i) the Company has positive diluted earnings per share in the fiscal year         , excluding the effects of extraordinary and non-recurring items, required changes in accounting policies and any difference in foreign exchange rates from those used in the     Financial Plan of the Company, and (ii) the Participant continues to be an employee of the Company or any of its subsidiaries or affiliates through the Stated Vesting Date. Except to the extent set forth herein, upon Participant’s Termination of Employment prior to the vesting of the RSUs, all unvested RSUs shall be canceled and forfeited and Participant shall have no further rights hereunder. If Termination of Employment is due to Participant’s death or Disability (as defined below), a Pro Rata Portion (as defined below) of the RSUs shall vest at the date of Termination of Employment, and the settlement of such RSUs shall occur as promptly as practicable following Termination, provided that, in the case of Disability, settlement shall occur at the earlier of the Stated Settlement Date (as defined below) or six months after Termination if the Disability does not meet the definition of “Disabled” in Section 409A(a)(2)(C) of the Internal Revenue Code (the “Code”), if applicable.

(f) Clawback. The RSUs are subject to the Corporation’s Forfeiture Policy for Equity and Incentive Awards in the Event of Restatement of Financial Results as in effect at the date of this Grant. Such Policy imposes conditions that may result in forfeiture of the RSUs or the proceeds to you resulting from the RSUs (a so-called “clawback”) in certain circumstances if the Corporation’s financial statements are required to be restated as a result of misconduct.

(g) Certain Definitions. The following definitions apply for purposes of this Agreement:

(i)	“Disability” means (A), if Participant has an Employment Agreement defining “Disability,” the definition under such Employment Agreement, or (B), if Participant has no Employment Agreement defining “Disability,” Participant’s incapacity due to physical or mental illness resulting in Participant’s absence from his or her duties with the Company or any of its subsidiaries or affiliates on a full-time basis for 26 consecutive weeks, and, within 30 days after written notice of termination has been given by the Company, Participant has not returned to the full-time performance of his or her duties.

(ii)	“Pro Rata Portion” means a fraction the numerator of which is the number of days that have elapsed from the Grant Date to the date of Participant’s Termination of Employment and the denominator of which is the number of days from the Grant Date to the Stated Vesting Date.

(iii)	“Termination of Employment” means Participant’s termination of employment with the Company or any of its subsidiaries or affiliates in circumstances in which, immediately thereafter, Participant is not employed by the Company or any of its subsidiaries or affiliates. Service as a non-employee director shall not be treated as employment for purposes of this Agreement.

3.	Settlement of RSUs.

(a) Settlement Date. Vested RSUs will be settled by delivery of one share of Common Stock for each RSU, together with dividend equivalent amounts payable under Section 2(c). Such settlement will occur as of earlier of (i)                  ,         (the “Stated Settlement Date”), and (ii) the applicable date under Section 2(e). Delivery of shares in settlement of RSUs will take place as promptly as practicable after the settlement date.

(b) Certain Limitations to Ensure Compliance with Code Section 409A. For purposes of this Agreement, references to a term or event (including any authority or right of the Company or Participant) being “permitted” under Code Section 409A mean that the term or event will not cause Participant to be liable for payment of interest or a tax penalty under Section 409A. The provisions of the 1996 Plan and other provisions of this Agreement notwithstanding, the terms of the RSUs, including any authority of the Company and rights of Participant, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, the Company shall have no authority to accelerate distributions relating to RSUs in excess of the authority permitted under Section 409A, and, if the timing of any distribution in settlement of RSUs would result in Participant’s constructive receipt of income relating to the RSUs prior to such distribution, the date of distribution will be the earliest date after the specified date of distribution that distribution can be effected without resulting in such constructive receipt (thus, for example, any distribution in settlement of RSUs subject to Section 409A(a)(2)(A)(i) (separation from service) shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i) and other applicable provisions of Section 409A).

(c) Delivery of Common Stock. Whenever Common Stock is to be delivered hereunder, the Company shall deliver to Participant or Participant’s Beneficiary one or more certificates representing the shares of Common Stock, registered in the name of Participant, the Beneficiary, or in such other form of registration as instructed by Participant, except that the Company may provide for alternative methods of delivery for administrative convenience. The obligation of the Company to deliver Common Stock hereunder is conditioned upon compliance by Participant and by the Company with all applicable federal and state securities and other laws and regulations. The Company may determine the manner in which fractional shares of Common Stock shall be dealt with upon settlement of RSUs; provided, however, that no certificate shall be issued representing a fractional share. If there occurs any delay between the settlement date and the date shares are issued or delivered to Participant, a cash amount equal to any dividends or distributions the record date for which fell between the settlement date and the date of issuance or delivery of the shares shall be paid to Participant together with the delivery of the shares.

4.	Tax Withholding.

If required by applicable law, the Company shall withhold from the shares deliverable in settlement of RSUs (including a deferred settlement) the number of shares having an aggregate Fair Market Value equal to the mandatory withholding requirements, but rounded down to the nearest whole share, unless Participant has made other arrangements approved by the Human Resources Department in advance of settlement to make payment of such withholding amounts. Unless otherwise determined by the Company, if settlement of the RSUs does not also take place at that vesting date then no such share withholding will take place to satisfy any FICA requirements applicable at that vesting date and Participant will be required to pay any such applicable FICA withholding in cash.

5.	Miscellaneous.

(a) Binding Effect; Written Amendments. The terms and conditions set forth in this document shall be binding upon the heirs, executors, administrators and successors of the parties. The Award Certificate and this document constitute the entire agreement between the parties with respect to the RSUs and supersedes any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of this document which may impose any additional obligation upon the Company or materially impair the rights of Participant with respect to the RSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Participant’s rights are materially impaired thereby, by Participant.

(b) No Promise of Employment. The RSUs and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Participant has a right to continue as an officer, employee or director of the Company or its subsidiaries for any period of time, or at any particular rate of compensation.

(c) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (but not the law of conflicts of laws) of the State of North Carolina and applicable federal law.

(d) Unfunded Obligations. The grant of the RSUs and any provision for distribution in settlement of Participant’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Participant. With respect to Participant’s entitlement to any distribution hereunder, Participant shall be a general creditor of the Company.

(e) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President – Human Resources, and any notice to Participant shall be addressed to Participant at Participant’s address as then appearing in the records of the Company.

(f) Shareholder Rights. Participant and any beneficiary shall not have any rights with respect to shares (including voting rights) covered by this Agreement prior to the settlement and distribution of the shares as specified herein.

(g) Voluntary Participation. Participant’s participation in the Plan is voluntary. The value of the Restricted Stock is an extraordinary item of compensation. As such, the Restricted Stock is not part of normal or expected compensation for purposes of calculating any severance, change in control payments, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.